Exhibit 99.3
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2019
Comments of Timothy R. Wallace
Chief Executive Officer and President
July 25, 2019
Thank you, Jessica, and good morning everyone.

I am pleased with our progress this year. We have a great organization and a strong leadership team that is highly motivated to create value for our customers and our stockholders. I have a high degree of confidence in our company’s ability to generate positive results, improve our company, and grow our platform. In a few minutes, Eric and Melendy will provide comments about our 2nd quarter results. I will use my time today to discuss some points about TrinityRail.
A number of business to business industries are in the process of being transformed through optimization initiatives. These transformations are driven by companies with products and services that help their customers operate more efficiently. Product enhancements and technology applications are helping B to B companies optimize their business functions.

Over the years, the railroad industry has implemented productivity improvements to enhance rail transportation. Today, many of the railroads are implementing Precision Scheduled Railroading, known as PSR. This initiative is designed to make railroads more efficient and cost-effective. We see opportunities to optimize additional aspects of the rail transportation system, specifically the ownership and usage of railcars.

We have identified product features that have potential to increase our customers’ productivity. We are also assessing different technology applications that could streamline the ownership and usage of railcars. We are pursuing value propositions that can be converted into profitable business models. We will report more on this in the future.

Our vision for TrinityRail is to be a premier provider of railcar products and services in North America while generating high-quality earnings and returns for shareholders. We want to be the “go-to source” for companies that rely on railcars to transport bulk freight. We deliver value to our customers and our shareholders through TrinityRail’s integrated platform of railcar products and services. Premier products and services provide the core foundation of our integrated platform. Our products and services are designed to streamline railcar ownership, as well as enhance the ability of our customers to load, transport and unload railcars efficiently.

I’m going to provide some comments pertaining to the value generated by our integrated platform business model. Every company chooses the business model that works best for them. Over the years, we have evaluated the benefits associated with our integrated business model and we have always arrived at the same conclusion - our integrated platform provides a large number of tangible and intangible benefits for our customers, our company, and our shareholders.

From a big picture standpoint, all of the businesses within our platform work synergistically to meet our customer needs and create shareholder value. From a financial point of view we value the tax attributes that our leasing business provides. During strong economic cycles we definitely value the increased earnings our manufacturing businesses deliver. The recurring revenues from our leasing and management services businesses are a big plus because they occur throughout the demand cycle. When we originate leases and renew leases, our customers commit to provide lease payments throughout the term of the lease. At the end of the second quarter, we had $2.6 billion of future committed lease revenues included in our railcar leases. These revenues will be generated over the life of the leases. Each lease we originate and/or renew increases our recurring revenue pool. Recurring revenue and profit streams help mitigate the effects of cyclical down-turns associated with the railcar economy.

Successful manufacturing companies thrive on receiving performance feedback from their customers for product improvement purposes. Leasing connects our manufacturing businesses with the life cycle of our railcars, providing a conduit for direct feedback about the performance of our products. We use this information to improve our services and develop new product features that make our railcars more productive. The railcars within our lease fleet have the potential to provide a large amount of data and information for us. I believe this is a key differentiator for our company.

In addition, the companies in our integrated platform specialize in designing, manufacturing, modifying and maintaining railcars. Our leasing business has unlimited and direct access to all of these resources, plus a great visibility of the entire supply chain; and a reliable source of low-cost, premier railcars.

Frequently, our customers request quotes for both lease and sales pricing. Our integrated platform provides us the flexibility to respond to both requests. We never want to miss out on an opportunity to provide products and services to our customers.

In summary we believe our integrated platform works well for us. Doing business with our platform is like being a member of a club. Our customers have access to TrinityRail’s expertise as well as a wide range of premier products and services. We have proven the value of our integrated platform over the past 40 years and continue to perfect it. Our platform differentiates TrinityRail in the market place today, is designed to generate substantial benefits for our shareholders, and is a great vehicle to carry us into the future.

As I stated earlier, we have a highly capable team that is excited about the opportunities for our company. I am very confident in their ability to convert these opportunities into value for our customers and shareholders. In my experience, when we set our minds on accomplishing something, we deliver.

Now, I’ll turn it over to Eric, who will comment on our operations and commercial markets.